UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 30, 2011

FREDERICK’S OF HOLLYWOOD GROUP INC.
(Exact Name of Registrant as Specified in Charter)

New York	001-05893	13-5651322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6255 Sunset Boulevard, Hollywood, CA	90028
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:                 (323) 466-5151

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On November 30, 2011, Frederick’s of Hollywood Group Inc. (“Company”) received a notice from the NYSE Amex indicating that, based on the Company’s shareholders’ equity as reported in its Form 10-K for the year ended July 30, 2011, the Company is not in compliance with Sections 1003(a)(i) and (ii) of the NYSE Amex Company Guide, having less than $2 million and $4 million of shareholders’ equity while sustaining losses from continuing operations and net losses in two out of its three most recent fiscal years, and net losses in three out of its four most recent fiscal years, respectively.

The Company has until January 6, 2012 to submit a plan to the NYSE Amex addressing how it intends to regain compliance with these continued listing standards within 18 months, or by May 30, 2013.  The Company intends to submit a plan of compliance to the NYSE Amex by January 6, 2012.  Upon receipt of the Company’s plan, the NYSE Amex will evaluate it and make a determination as to whether the Company has made a reasonable demonstration of its ability to regain compliance with the continued listing standards, in which case the plan will be accepted.  If accepted, the Company will be able to continue its listing, during which time the Company will be subject to continued periodic review by the NYSE Amex staff.  If the Company does not submit a plan of compliance, or the plan is not accepted by the NYSE Amex, the Company will be subject to delisting procedures as set forth in Section 1010 and Part 12 of the Company Guide.

The Company’s common stock continues to trade on the NYSE Amex under the symbol “FOH”, but will shortly become subject to the trading symbol extension “BC” to denote non-compliance with the NYSE Amex’s continued listing standards.

On December 2, 2011, the Company issued a press release announcing the receipt of the NYSE Amex deficiency notice.  A copy of this press release is furnished as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits.

(c)           Exhibits:

Exhibit	Description

99.1	Press release dated December 2, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 2, 2011	FREDERICK’S OF HOLLYWOOD GROUP INC.

	By:	/s/ Thomas Rende
Thomas Rende
Chief Financial Officer
(Principal Financial and Accounting Officer)